Exhibit 10.5

FOURTH AMENDED EMPLOYMENT AGREEMENT

BETWEEN

UNITED BANKSHARES, INC.

AND

RICHARD M. ADAMS

TABLE OF CONTENTS

I.	EMPLOYMENT		3

II.	DUTIES AND RESPONSIBILITIES		3

	A.	As Chairman and Chief Executive Officer of United	3
	B.	As Chairman and Chief Executive Officer of Bank	3
	C.	Full Time Employment — Best Efforts	3

III.	TERM; EXTENSIONS		3

IV.	TERMINATION OF EMPLOYMENT BY EMPLOYER OR ADAMS		4

	A.	Mutual Agreement	5
	B.	Death	5
	C.	Disability	5
	D.	For Cause	5
	E.	Change in Control	5
	F.	Breach by United	6
	G.	Insolvency, etc.	6

V.	COMPENSATION AND REIMBURSEMENTS		6

	A.	Base Salary	6
	B.	Incentive Pay	6
	C.	Fringe Benefits	6
	D.	Club and Organization Membership and Dues	6
	E.	Business Expenses	7
	F.	Termination Payments	7
	G.	Six-Month Delay	8

VI.	MISCELLANEOUS PROVISIONS		8

	A.	Notices	8
	B.	Prior Agreements	9
	C.	Amendments	9
	D.	Governing Law	9
	E.	Headings	9
	F.	Severability of Provisions	9
	G.	Indemnification	9
	H.	Authority to Execute Documents	10
	I.	Waiver of Breach	10
	J.	Binding Effect and Assignability	10
	K.	Withholding	10
	L.	Counterparts	10

i

FOURTH AMENDED AND RESTATED EMPLOYMENT AGREEMENT

BETWEEN

UNITED BANKSHARES, INC.

AND

RICHARD M. ADAMS

THIS FOURTH AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Restated Agreement”), made and entered into the 21st day of November, 2011, effective February 28, 2011 (the “Effective Date”), by and among Richard M. Adams (“Adams”) and United Bankshares, Inc., a West Virginia corporation and bank holding company (“United”).

WITNESSETH:

WHEREAS, Adams is Chairman, Chief Executive Officer, and a Director of United and Chairman, Chief Executive Officer and a Director of United Bank, Inc., a West Virginia state bank (“Bank”), and

WHEREAS, United and Adams entered into an Employment Agreement dated April 11, 1986 (the “Employment Agreement”), effective for a five (5) year term from April 1, 1986, with the provision that the Employment Agreement could be annually extended by one (1) year to maintain a rolling five (5) year contract, and

WHEREAS, United and Adams entered into an Amended Employment Agreement dated February 16, 1989 and an Amended Employment Agreement dated April 1, 1993 and Second Amended Employment Agreement dated November 1, 2001 (the “Amended Employment Agreements”), to provide for the continued employment of Adams, and

WHEREAS, United has extended either the Employment or Amended Employment Agreements for additional one (1) year periods in each year subsequent to 1986, and

WHEREAS, by Agreement dated November 26, 2008, the parties entered into a Third Amended Employment Agreement with a term extending to March 13, 2013, and for the purpose of complying with the requirements of Internal Revenue Code (“Code”) Section 409A and United and Adams intended said Third Amended Employment Agreement to comply with Transition Relief promulgated by the Internal Revenue Service pursuant to Code Section 409A, and accordingly, notwithstanding any other provisions of such Third Amended Employment Agreement, such amendment applied only to amounts that would not otherwise be payable in 2006, 2007 or 2008 and did not cause (i) an amount to be paid in 2006 that would not otherwise be payable in such year, (ii) an amount to be paid in 2007 that would not otherwise be payable in such year, or (iii) an amount to be paid in 2008 that would not otherwise be payable in such year, and to the extent necessary to qualify under Transition Relief issued under said Code Section 409A, to not be treated as a change in the form and timing of a payment under Section 409A(a)(4) or an acceleration of a payment under Section 409A(a)(3), and Adams, by executing said Third Amended Employment Agreement, was deemed to have elected, on or before December 31, 2008, the timing and form of distribution provisions of said Third Amended and

Restated Agreement, and to have otherwise further revised this Agreement, all prior to December 31, 2008; and

WHEREAS, United has extended the Third Amended Employment Agreement by additional one (1) year periods in 2009 and 2010, but rescinded the one year extension adopted in 2010 so that the term now extends to March 13, 2014, and one year extensions hereafter under Article III of said Third Amended Employment Agreement, as amended herein will be annual extensions, which, if adopted will maintain a rolling three (3) year contract; and

WHEREAS, pursuant to Article VII, Section C of the Third Amended Employment Agreement, the Agreement may be amended by a written instrument executed by United and Adams; and

WHEREAS, by this Agreement United and Adams desire to amend and restate the Third Amended Employment Agreement, as this Fourth Amended and Restated Agreement, and to reflect that such Agreement, as so amended and restated, shall extend through March 31, 2014, such amended and restated agreement to supersede the Employment Agreement, the Amended Employment Agreement, and the Second Amended Employment Agreement, and the Third Amended Employment Agreement; and

WHEREAS, the Board of Directors of United desire to confirm that it is in the best interests of United and the Bank to enter into this Agreement with Adams to ensure continuity of leadership and to ensure that United and Bank will have the benefit of his services as an employee of United and Bank and any of their affiliated companies for a reasonable period of time in the future; and

WHEREAS, Adams is willing to provide the herein described services to United, Bank and their affiliates, and

WHEREAS, at the request of Adams, the Compensation Committee of United and its Board of Directors agreed to so amend this Agreement to align it more closely with the pay practices suggested by Institutional Shareholders, Inc. (ISS), and in that regard agreed to certain changes all as set forth in this Agreement, including but not limited to: (1) the reduction of the rolling term of employment from five years to three years, (2) the amendment of certain termination payments from a payment in a lump sum amount equal to his base salary for a sixty (60) month period to a lump sum amount equal to the sum of his prior year’s base salary and target bonus times three; (3) the elimination of the modified single trigger provision providing for a change in control payment without involuntary job loss or reduction in duties and the insertion of a double trigger provision requiring both a change in control and involuntary job loss or reduction in duties; and (4) the deletion of provisions entitling Adams to a “280G gross- up payment” relating to reimbursement of certain excise taxes imposed by Code Section 4999; and

NOW, THEREFORE, for and in consideration of the premises, their mutual promises, and the other good and valuable consideration herein specified, the receipt of which is hereby acknowledged by the parties hereto, the parties agree as follows:

I.	EMPLOYMENT

United employs Adams and Adams accepts employment as the Chairman and Chief Executive Officer of United. All employment shall be in accordance with and subject to the terms and conditions of this Agreement and is sometimes herein referred to as the “Employment.”

II.	DUTIES AND RESPONSIBILITIES

A.      As Chairman and Chief Executive Officer of United. Adams, as Chairman and Chief Executive Officer of United, shall be the sole Chief Executive Officer of United. He shall report to and shall be responsible only to the Board of Directors of United, and he shall have direction and control of the duties and responsibilities of all other United officers and employees, regardless of the title or position of any such other officer or employee, except that the United Auditor shall report to and shall be responsible only to the Board of Directors. As Chairman and Chief Executive Officer, Adams will perform all the duties and shall have all the responsibilities normally imposed upon and held by the Chief Executive Officer of a bank holding company, and he shall have the duty and responsibility of carrying out and executing the business policies of United as established from time to time by the Board of Directors, and he shall have such other specific duties and responsibilities relating to United and its affiliates as may be assigned to him from time to time by the Board of Directors.

B.      As Chairman and Chief Executive Officer of Bank. Adams shall serve as the Chairman and Chief Executive Officer of Bank and shall report to and shall be responsible only to the Board of Directors of Bank.

C.      Full Time Employment — Best Efforts. Adams shall devote full time and his best efforts at all times to the performance of his duties for United, the Bank, and other subsidiaries and affiliates of United and Bank. He shall not be employed by, nor shall he devote any of his time and efforts to the furtherance of interests of any other person, firm or corporation except United, the Bank and other United subsidiaries and affiliates and such other entities as may be approved by the Board of Directors of United. It is contemplated that Adams shall serve in banking, business, civic and social activities that will consume some part of his time and efforts, and such activities are encouraged and expected by United as part of Adams’ position with United and the Bank and as part of the banking, business, civic and social communities of the State of West Virginia, and nationally, and the provisions of this Agreement are not intended to restrict such activities by Adams so long as such activities do not interfere with his duties and responsibilities as defined in this Agreement.

III.	TERM; EXTENSIONS

The term of employment of Adams by United shall be until March 31, 2014 and this Agreement shall remain in force and effect during such period unless sooner terminated or extended as provided herein. The Compensation Committee of United shall review this Agreement at least annually, and may, with the approval of Adams, extend the term of this Agreement annually for additional one (1) year periods. The term of this Agreement shall extend until all obligations under this Agreement have been fully performed by United.

IV.	TERMINATION OF EMPLOYMENT BY EMPLOYER OR ADAMS

“Termination of Employment” or “termination” under this Agreement shall mean “Separation from Service” as defined in Code Section 409A and the regulations and guidance thereunder, which shall mean and include, to the extent consistent with Code Section 409A and the regulations and guidance thereunder, the severance of Adams’ employment with United, Bank and any affiliate for any reason. Adams separates from service with United, Bank and any affiliate if he dies, retires, separates from service because of Adams’ Disability, or otherwise has a termination of employment with United, Bank and any affiliate. However, the employment relationship is treated as continuing intact while Adams is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as Adams’ right to reemployment with United, Bank or any affiliate, as the case may be, is provided either by statute or by contract. If the period of leave exceeds six months and Adams’ right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes Adams to be unable to perform the duties of his position of employment or any substantially similar position of employment, a 29-month period of absence shall be substituted for such six-month period. In addition, notwithstanding any of the foregoing, the term “Separation from Service” shall be interpreted under this Agreement in a manner consistent with the requirements of Code Section 409A and applicable regulations thereunder, including but not limited to (i) an examination of the relevant facts and circumstances, as set forth in Code Section 409A and the regulations and guidance thereunder, in the case of any performance of services or availability to perform services after a purported termination of services or availability to perform services after a purported Separation from Service and (ii) in any instance in which Adams is participating or has at any time participated in any other plan which is, under the aggregation rules of Code Section 409A and the regulations and guidance issued thereunder, aggregated with this Agreement and with respect to which amounts deferred hereunder and under such other plan or plans are treated as deferred under a single plan, (hereinafter sometimes referred to as an “Aggregated Plan” or together as the “Aggregated Plans,”) then in such instance Adams shall only be considered to meet the requirements of a Separation from Service hereunder if Adams meets (a) the requirements of a Separation from Service under all such Aggregated Plans and (b) the requirements of a Separation from Service under this Agreement which would otherwise apply, (iii) in any instance in which Adams is an employee and an independent contractor of United or any Affiliate or both Adams must have a Separation from Service in all such capacities to meet the requirements of a Separation from Service hereunder, although, notwithstanding the foregoing, if Adams provides services both as an employee and a member of the Board of Directors of United or any Affiliate or both or any combination thereof, the services provided as a director are not taken into account in determining whether Adams has had a Separation from Service as an employee under this Agreement, provided that no plan in which Adams participates or has participated in his capacity as a director is an Aggregated Plan and (iv) a determination of whether a Separation from Service has occurred shall be made in accordance with Treasury Regulations Section 1.409A-1(h)(4) or any similar or successor law, regulation of guidance of like import, in the event of an asset purchase transaction as described therein.

Employment of Adams may be terminated by any one of the following prior to the expiration of its normal term, provided that unless otherwise agreed to by the parties, all employment by both United and Bank shall be terminated simultaneously and termination of employment by either United or Bank shall automatically terminate employment with the other in which case Adams shall be entitled to the benefits due and payable upon termination set forth elsewhere herein:

A.     Mutual Agreement. By mutual agreement of the parties upon such terms and conditions as they may agree.

B.     Death. By United upon the death of Adams and United shall be considered to have terminated Adams’ employment on his date of death if he has not had a Separation from Service prior to death.

C.     Disability. By United upon the legal Disability of Adams, (and United shall be considered to have terminated Adams’ employment on his Disability if he has not had a Separation from Service prior to Disability) and Adams shall be considered “Disabled” or to have a legal “Disability” if Adams (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or has lasted or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of United, Bank or an affiliate. In addition, notwithstanding any of the foregoing, the terms “Disability” and “Disabled” shall be interpreted under this Agreement in a manner consistent with the requirements of Code Section 409A.

D.     For Cause. By United for cause upon giving Adams thirty (30) days advance notice of such termination, specifying the cause of termination.

E.     Change in Control. By Adams, within six (6) months after the effective date of a Change in Control, but only in the event of any of the following, without Adams’ prior written consent: (a) a material decrease in the total amount of Adams’ Base Salary below its level in effect on the date of consummation of the Change of Control, (b) a material change in Adams’ position to become one of lesser responsibility, importance or scope from the position held immediately prior to such change, or (c) a material geographical relocation of Adams, which shall be deemed to mean relocation to an office more than twenty (20) miles from Adams’ location at the time of the Change of Control. For the purpose of this Agreement, a “Change in Control” shall mean, with respect to (i) United, Bank or such affiliate for whom Adams is performing services at the time of the Change in Control Event; (ii) United, Bank or such affiliate that is liable for the payment to Adams hereunder, or under that certain Amended and Restated Supplemental Retirement Agreement between United and Adams effective January 1, 2005 (hereinafter the “Supplemental Agreement,”) as the case may be, (or all corporations liable for the payment if more than one corporation is liable) but only if either the payment under this Agreement or said Supplemental Agreement, as the case may be, is attributable to the performance of service by Adams for United or for such Bank or Affiliate, as the case may be, that is liable for the payment to Adams hereunder or under said Supplemental Agreement, as the case may be, or there is a bona fide business purpose for United or for such Bank or Affiliate, as the case may be, that is liable for the payment to Adams hereunder, or under said Supplemental Agreement, as the case may be, to be liable for such payment and, in either case, no significant purpose of making United or for such Bank or Affiliate, as the case may be, that is liable for the payment to Adams hereunder, or under said Supplemental Agreement, as the case may be, liable for such payment is the avoidance of Federal Income tax; or (iii) a corporation that is a majority shareholder of a corporation identified in paragraph (i) or (ii) of this section, or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in paragraph (i) or (ii) of this section, a Change in Ownership or Effective Control of the corporation, as defined in Section 409A of the Code, and the regulations or guidance issued by the Internal Revenue Service thereunder, meeting the requirements of such Change in Ownership of the corporation or Change in Effective Control of the corporation as a “Change in Control Event” thereunder.

F.     Breach by United. By Adams in the event of a material breach by United of any of the terms or conditions of this Agreement.

G.     Insolvency, etc. By Adams, at his sole option, in the event of the business failure, insolvency, bankruptcy, or assignment for the benefit of creditors of or by United or Bank.

V.	COMPENSATION AND REIMBURSEMENTS

A.     Base Salary. United shall pay Adams for his service to both United and Bank, a base salary at an annual rate not less than $715,000.00, payable in equal semi-monthly installments. Adams’ base salary for calendar year 2011 has been set at $715,000.00. Adams’ performance shall be evaluated by the Compensation Committee of United at least once each twelve month period, and such evaluation shall be the basis of determining whether the compensation payable to Adams shall be increased in the judgment of such committee directors. No decreases in the base salary shall be permitted during the term. In addition, for service as a member of the Boards of Directors of United or any of United’s subsidiaries or affiliates, or their respective committees, Adams shall receive such sums as may be paid to members and officers of such boards for their services.

B.     Incentive Pay. In addition to the base salary herein provided for, Adams shall be entitled to receive incentive compensation from United or Bank in accordance with plans adopted by their Boards of Directors, and such incentive compensation if not deferred by Adams pursuant to any deferral election which may be available to Adams under any plan adopted by United or Bank (if any), shall be paid with respect to services rendered by Adams in any year no later than the fifteenth day of the third month of the following year.

C.     Fringe Benefits. United shall afford to Adams and his family the benefit of all fringe benefits afforded to other United or bank officers, such as pension, life insurance, health and accident insurance benefits.

D.     Club and Organization Membership and Dues. United shall maintain the cost of stock or membership certificate and the cost of the initiation fee for memberships for a family

(general membership) in one or more country clubs in the trade areas of the Bank, which Adams shall select, plus dues, assessments and other costs of maintaining such memberships. United shall also pay Adams’ membership fees and dues in banking, business, civic, and social organizations in which Adams is a participating member. The benefits under this Section V D shall cease upon Separation from Service of Adams and no such benefits or expenses which are incurred after or attributable to any time period after Separation from Service of Adams shall be paid or reimbursed hereunder. The reimbursement of an eligible expense shall be made by United no later than the last day of Adams’ taxable year during which the expense was incurred, or if later, the fifteenth day of the third month after such expense was incurred, and Adams is required to request reimbursement and substantiate any such expense no later than ten days prior to the last date on which United is required to provide reimbursement for such expense hereunder. In addition, the amount of expenses eligible for reimbursement, or in-kind benefits provided, during Adams’ taxable year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year and the right to reimbursement or in-kind benefits hereunder is not subject to liquidation or exchange for any other benefit.

E.     Business Expenses. United shall reimburse Adams for all reasonable expenses incurred by Adams in carrying out his duties and responsibilities, including furnishing an automobile for use by Adams, with the costs of purchase, maintenance and operation to be borne by United, all provided such expense is incurred by Adams prior to Separation from Service. The reimbursement of an eligible expense shall be made by United no later than the last day of Adams’ taxable year during which the expense was incurred, or if later, the fifteenth day of the third month after such expense was incurred, and Adams is required to request reimbursement and substantiate any such expense no later than ten days prior to the last date on which United is required to provide reimbursement for such expense hereunder. The amount of expenses eligible for reimbursement, or in-kind benefits provided, during Adams’ taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. The right to reimbursement or in-kind benefits under this Agreement is not subject to liquidation or exchange for another benefit. In addition, the right to reimbursement or in-kind benefits under this Agreement is all subject to the provisions of Section V G so that in the event that any reimbursement would be payable hereunder on or before the date which is six months after a Separation of Service of Adams other than by death, such payment shall instead be made on the date which is six months after the date of such Separation of Service of Adams other than by death.

F.     Termination Payments. In the event of termination of Adams’ employment prior to expiration of the term of this Agreement, Adams or his family shall be compensated as follows:

(1)     If terminated under Article IV, Sections A, B, C, D (excepting under Section D terminations based solely upon (i) excessive absenteeism without approval of United or the Bank, not caused by disability, (ii) gross or willful neglect of duty resulting in some substantial loss to United or the Bank after Adams has been given written direction and reasonable time to perform such duties, (iii) any acts or omissions on the part of Adams which when proven constitute fraud or commission of any criminal act involving the person or property of others or the public generally, (iv) or any combination of (i), (ii) or (iii) above), E or F of this Agreement, then United shall pay Adams (or his family or estate) a lump sum amount equal to the sum of his prior year’s Base Salary and target bonus times three, payable on the date of termination or Separation from Service provided, however, that if such termination or Separation from Service is other than by death, than such payment, in accordance with Article V Section G, shall be made on the date which is six months after Adams’ termination or Separation from Service, provided that payment hereunder shall be treated as having been made on a date specified in this Agreement if it is made after the designated date but on a date within the same calendar year as the designated date, or, if later, if made no later than the fifteenth day of the third month after such designated date to the extent permitted under Code Section 409A and the regulations and guidance thereunder and provided that, in any event, Adams is not permitted, directly or indirectly, to designate the taxable year of any payment.

(2)     If terminated under Article IV, Section D, based solely upon (i) excessive absenteeism without approval of United or the Bank, not caused by disability, (ii) or gross or willful neglect of duty resulting in some substantial loss to United or the Bank after Adams has been given written direction and reasonable time to perform such duties, (iii) any acts or omissions on the part of Adams which when proven constitute fraud or commission of any criminal act involving the person or property of others or the public generally, (iv) or any combination of (i), (ii), or (iii) above, United shall pay Adams’ base salary only for such period of his active full-time employment to the date of the termination.

(3)     The payments provided for in the event of Adams’ termination are in the nature of additional compensation and liquidated damages and upon termination, Adams shall have no obligation to mitigate damages incurred by him in connection with such termination and he shall be absolutely entitled to receive said payments, and upon termination, United shall not be liable to Adams for any further payments to Adams for other damages or compensation, except liabilities to Adams incurred prior to termination under the other provisions of this Agreement.

G.     Six-Month Delay. Notwithstanding the provisions of Section V F or any other provision of this Agreement, if any payment is to be made upon or based upon Adams’ Separation from Service other than by death, under Section V F or any other provision of this Agreement, and such payment is to be made within six months after Adams’ date of Separation from Service, other than by death, then such payment shall instead be made on the date which is six months after such Separation from Service of Adams (other than by death,) provided further, however, that in the case of any such payment which is to be made in installments, with the first such installment to be paid on or within six months after the date of Separation from Service other than by death, then, upon Separation from Service other than by death of Adams, notwithstanding any other provision of this Agreement, the first such installment shall be paid on the date which is six months after such Separation from Service of Adams (other than by death,) with the installments to follow such first such payment in monthly intervals thereafter until fully paid hereunder.

VI.	MISCELLANEOUS PROVISIONS

A.     Notices. Whenever notices are given pursuant to this Agreement, or with relation to any matter arising hereunder, such notices shall be given to such parties at the address set opposite their name below, and shall be given in writing, by registered mail, return receipt requested:

United Bankshares, Inc.	United Center 500 Virginia Street, East Charleston, WV 25301

United Bank, Inc.	514 Market Street Parkersburg, WV 26101

Richard M. Adams	514 Market Street Parkersburg, WV 26101

B.     Prior Agreements. This Agreement represents the entire agreement between the parties, and all prior representations, promises or statements are merged with and into this document.

C.     Amendments. Any amendments to this Agreement must be in writing and signed by all parties hereto except that extensions of the term of this Agreement under Article III may be evidenced by Compensation Committee minutes, all provided that (i) no such amendment shall be effective if it would, if effective, cause this Agreement to violate Code Section 409A and the regulations and guidance thereunder or cause any amount of compensation or payment hereunder to be subject to a penalty tax under Code Section 409A and the regulations and guidance issued thereunder, which amount of compensation or payment would not have been subject to a penalty tax under Code Section 409A and the regulations and guidance thereunder in the absence of such amendment and (ii) the provisions of this paragraph VII C are irrevocable.

D.     Governing Law. The laws of West Virginia shall govern the interpretation and enforcement of this Agreement.

E.     Headings. The headings used in this Agreement are used solely for the convenience of the parties and are not to be used in construing or interpreting the Agreement.

F.     Severability of Provisions. The effect of a determination by a court of competent jurisdiction that one or more of the contract clauses is or are found to be unenforceable, illegal, contrary to public policy, or otherwise unenforceable, then this Agreement shall remain in full force and effect except for such clauses.

G.     Indemnification. United agrees that they will indemnify and hold harmless Adams (to the extent permissible under applicable law) from and against all costs and expenses, including without limitation, all court costs and attorneys’ fees, incurred by him in defending any and all bona fide claims, demands, proceedings, suits or actions, actually instituted or threatened, by third parties, against Adams, United or Bank, or any combination thereof, where such claim is based on actions or failures to act by Adams in his capacity as Chairman, Chief Executive Officer, and a Director of United and Chairman, Chief Executive Officer and a Director of Bank, or any combination of such capacities, or in any other capacity as an employee of either or both of United and Bank, but only if such bona fide claim, demand, proceeding, suit or action, actually instituted or threatened, is one involving this Agreement, its validity or enforceability or with respect to any payments to be made pursuant thereto. Provided further, however, that in the event of any such bona fide claims, suits or actions, where such claim, suit or proceeding is (i) based on actions or failures to act by Adams in his capacity as Chairman, Chief Executive Officer, and a Director of United and Chairman, Chief Executive Officer and a Director of Bank, or any combination of such capacities, or in any other capacity as an employee of either or both of United and Bank, (ii) involves this Agreement, its validity or enforceability or with respect to any payments to be made pursuant thereto and (iii) is a claim, suit or proceeding between Adams and United or Bank involving this Agreement, Adams shall be indemnified pursuant to this if he ultimately prevails in such claim, suit or action.

H.     Authority to Execute Documents. The undersigned representatives of United certifies and represents that he is authorized to enter into its binding agreement with Adams.

I.     Waiver of Breach. A waiver of a breach of any provision of the Agreement by any party shall not be construed as a waiver of subsequent breaches of that provision. No requirement of this Agreement may be waived except in writing by the party adversely affected.

J.     Binding Effect and Assignability. This Agreement shall insure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs and legal representatives, including any entity with which United or Bank may merge or consolidate or to which either of them may transfer all or substantially all of their assets. Insofar as Adams is concerned, this Agreement, being personal, cannot be assigned as to performance or for any other purpose.

K.     Withholding. Adams shall make appropriate arrangements with United and the Bank, as applicable, for satisfaction of any federal, state or local income tax withholding requirements and Social Security or other employee tax requirements applicable to any payment under the Agreement.

L.     Counterparts. This Agreement may be executed in one or more counterparts, which together shall constitute an original.

WITNESS the following signatures as of the date first above written, to be effective as of the Effective Date:

UNITED BANKSHARES, INC.

By	/s/ P. Clinton Winter, Jr.
	Its	Compensation Committee Chairman

/s/ Richard M. Adams
RICHARD M. ADAMS